Exhibit 10.4

Execution Version

INSTRUMENT OF RESIGNATION AND SUCCESSION OF AGENT AND SECOND AMENDMENT TO SENIOR SECURED TERM LOAN AGREEMENT

THIS INSTRUMENT OF RESIGNATION AND SUCCESSION OF AGENT AND SECOND AMENDMENT TO SENIOR SECURED TERM LOAN AGREEMENT (this “Agreement”), is dated as of May 13, 2020, by and among Barclays Bank PLC (in its individual capacity, “Barclays”), as Original Agent (as defined below), Wilmington Trust, National Association (in its individual capacity, “WTNA”), as Successor Agent (as defined below), the undersigned Lenders, and Ultra Resources, Inc., a Delaware corporation (the “Borrower”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings assigned thereto in the hereinafter defined Credit Agreement.

PRELIMINARY STATEMENTS

WHEREAS, Barclays is serving as the Administrative Agent (in such capacity, the “Original Agent”) under that certain Senior Secured Term Loan Agreement, dated as of April 12, 2017, among the Borrower, Ultra Petroleum Corp., a Yukon corporation, UP Energy Corporation, a Delaware corporation, each of the Lenders from time to time party thereto, and the Original Agent (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”);

WHEREAS, the Original Agent is party to that certain Collateral Agency Agreement, dated as of April 12, 2017, among Bank of Montreal, as revolving administrative agent and collateral agent, the Original Agent, as term loan administrative agent, the additional agents and trustees from time to time party thereto, and the several grantors from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Collateral Agency Agreement”);

WHEREAS, the Original Agent is party to that certain First Lien/Second Lien Intercreditor Agreement, dated as of December 21, 2018, among Bank of Montreal, as revolving administrative agent and as collateral agent for the senior secured parties, the Original Agent, as term loan administrative agent, Wilmington Trust, National Association, as the second lien collateral agent for the junior priority parties, and the Borrower (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Intercreditor Agreement”).

WHEREAS, each of the Collateral Agency Agreement and the Intercreditor Agreement is a Loan Document under the Credit Agreement;

WHEREAS, the Original Agent wishes to resign as Administrative Agent under the Credit Agreement and each of the other Loan Documents and has given notice to the Borrower and the Lenders of its intention to resign as the Original Agent in the Notice of Resignation of Administrative Agent, dated April 27, 2020; and

WHEREAS, the Majority Lenders desire to appoint WTNA as successor Administrative Agent under the Credit Agreement and each of the other Loan Documents (in such capacity, the “Successor Agent”), the Borrower acknowledges and agrees to such appointment, and WTNA agrees to serve as Successor Agent under the Credit Agreement and each of the other Loan Documents.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.

The Original Agent hereby confirms its resignation as Original Agent under the Credit Agreement, the Collateral Agency Agreement, the Intercreditor Agreement and each of the other Loan Documents pursuant to Section 11.06 of the Credit Agreement. As of the Effective Date (as defined below), all powers, rights and obligations of the Original Agent under the Credit Agreement, the Collateral Agency Agreement, the Intercreditor Agreement, and each of the other Loan Documents shall cease and terminate.

2.

Pursuant to Section 11.06 of the Credit Agreement, each of the undersigned Lenders, constituting the Majority Lenders, hereby accepts the resignation of the Original Agent as Administrative Agent under the Credit Agreement, the Collateral Agency Agreement, the Intercreditor Agreement and each of the other Loan Documents.

3.

Pursuant to Section 11.06 of the Credit Agreement, each of the undersigned Lenders, constituting the Majority Lenders, hereby appoints WTNA to act as Successor Agent under the Credit Agreement, the Collateral Agency Agreement, the Intercreditor Agreement and each of the other Loan Documents, and the Borrower hereby acknowledges and agrees to such appointment.

4.

The Successor Agent hereby acknowledges and accepts its appointment as Successor Agent under the Credit Agreement, the Collateral Agency Agreement, the Intercreditor Agreement and each of the other Loan Documents and, as of the Effective Date, hereby assumes all powers, rights and obligations of the Administrative Agent under the Credit Agreement, the Collateral Agency Agreement, the Intercreditor Agreement and each of the other Loan Documents. Each of the parties hereto agrees to execute all documents and take such further action as may be necessary to evidence the resignation and appointment described herein.

5.	Each of the parties hereto represents and warrants that the execution and delivery of this Agreement has been duly authorized by it and constitutes a valid, binding and enforceable obligation.

6.

The parties hereby agree and acknowledge that, from and after the Effective Date, WTNA shall be, and shall be deemed to be, the Administrative Agent under the Credit Agreement and the other Loan Documents. In furtherance of the foregoing, as of the Effective Date, unless the context otherwise requires, all recitals, introductory paragraphs, defined terms and other references to “Barclays Bank PLC” as the Administrative Agent in the Credit Agreement and the other Loan Documents are hereby deemed amended to references to “Wilmington Trust, National Association” as the Administrative Agent thereunder.

7.	Effective as of the Effective Date, the Borrower, the Majority Lenders and the Successor Agent hereby agree that the Credit Agreement is hereby amended as follows:

a.	Section 11.03 of the Credit Agreement is hereby amended by adding the following paragraph at the end thereof:

“Nothing in this Agreement shall require the Administrative Agent to expend its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder. The Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or any other Loan Document arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.”

b.	Section 11.08 of the Credit Agreement is amended by deleting the words “Simpson Thacher & Bartlett LLP” and replacing them with the words “Covington & Burling LLP”.

c.	Article IX of the Credit Agreement is hereby amended by adding the following new Section 11.12 at the end thereof:

“Section 11.12     Successors By Merger, Etc. Any corporation or association into which the Administrative Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Administrative Agent is a party, will be and become the successor Administrative Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities, indemnities, privileges and protections as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.”

d.

Section 12.03(b) of the Credit Agreement is amended by inserting “(other than with respect to each Agent (and any sub-agent thereof) and each Related Party of each Agent (and any sub-agent thereof)” before the comma following the words “bad faith” in the proviso thereto.

8.

The Original Agent represents and warrants that, as of the Effective Date, after giving effect to the transactions contemplated to occur on such date, it holds no property or money under the Credit Agreement or any other Loan Document.

9.	The Borrower represents and warrants that the last date on which it paid interest on the Loans is March 30, 2020.

10.	The Original Agent hereby represents on and as of the Effective Date that:

a.

The Original Agent has delivered to the Successor Agent (i) a schedule, as of May 11, 2020, a copy of which is attached hereto as Schedule I, which schedule reflects as of May 11, 2020, the most current information in the Original Agent’s possession relating to the outstanding principal amount of, the relevant interest periods for, and any accrued and unpaid interest payable on, the Term Loans owed to each Lender, and (ii) a true, accurate and complete copy of the Register maintained by the Original Agent pursuant to Section 12.04(b)(iv) of the Credit Agreement as of the day prior to the Effective Date.

b.	It is duly authorized to execute and perform its obligations under this Agreement.

11.

The Original Agent agrees that from and after the Effective Date, it shall use commercially reasonable efforts, at the Borrower’s expense, to (i) deliver, or cause to be delivered, promptly to the Successor Agent, copies of any written notices and other written requests delivered by the Borrower or any Lender to the Original Agent after the Effective Date, (ii) execute all documents as may reasonably be requested by any Credit Party or the Successor Agent to transfer the rights and privileges of the Original Agent in its capacity as Administrative Agent under the Loan Documents to the Successor Agent (each in form and substance reasonably satisfactory to the Original Agent), and (iii) take all actions reasonably requested by the Successor Agent or its representatives and reasonably acceptable to the Original Agent to facilitate the transfer of information to the Successor Agents in connection with the Loan Documents, including, without limitation, providing the names, addresses, copies of tax forms and payment instructions related to each of the Lenders. The Original Agent agrees to use commercially reasonable efforts to deliver an updated copy of Schedule I to the Successor Agent within one (1) Business Day of the Effective Date (or such later date as the Successor Agent may reasonably agree) reflecting the most current information in the Original Agent’s possession relating to the outstanding principal amount of, the relevant interest periods for, and any accrued and unpaid interest payable on, the Term Loans owed to each Lender as of the date of delivery.

12.

It is the intention and understanding of the Original Agent and the Successor Agent that any exchange of information under this Agreement that is otherwise protected against disclosure by privilege, doctrine or rule of confidentiality (such information, “Privileged Information”), whether before or after the Effective Date (i) shall not waive any applicable privilege, doctrine or rule of protection from disclosure, (ii) shall not diminish the confidentiality of the Privileged Information and (iii) shall not be asserted as a waiver of any such privilege, doctrine or rule by the Original Agent or the Successor Agent. The Original Agent makes no representation or warranty and assumes no responsibility with respect to (a) any statements, warranties or representations made in or in connection with the Credit Agreement and the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement and the other Loan Documents or any other instrument or document furnished pursuant thereto, or (b) the financial condition of the Borrower or the performance or observance by the

Borrower of any of its obligations under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto.

13.

The Successor Agent (i) agrees that it will, independently and without reliance upon the Original Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Credit Agreement and the other Loan Documents; and (ii) agrees to be bound by the provisions of the Credit Agreement and the other Loan Documents and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as the Successor Agent. The Successor Agent represents and warrants that it is duly authorized to execute this Agreement and to perform its obligations under this Agreement, the Credit Agreement and the other Loan Documents.

14.

To the knowledge of the Borrower, Schedule II hereto sets forth each material Loan Document. As of the Effective Date, there have been no amendments, supplements or consents with respect to such Loan Documents of which the Borrower has knowledge, except as set forth on Schedule II.

15.	The Borrower hereby represents on and as of the Effective Date that:

a.	It is duly authorized to execute and perform its obligations under this Agreement and that such execution is not prohibited by law.

b.

Other than the April 15 Default Notice, the Borrower has not, (i) sent to the Original Agent or any Lender any notice of a Default or Event of Default that is continuing under the Credit Agreement or any other Loan Document or (ii) received any letters or notices from the Original Agent purporting to reserve any of its rights under the Credit Agreement and the other Loan Documents. For purposes hereof, the “April 15 Default Notice” means the notice of certain defaults contained in that certain Compliance Certificate delivered by the Borrower to the Original Agent on April 15, 2020.

16.

Each of the Lenders party hereto hereby represents and warrants that it is duly authorized to execute, deliver and perform its obligations under this Agreement and has duly executed and delivered this Agreement, and that such execution is not prohibited by law.

17.

For the avoidance of doubt, WTNA shall not be, and shall be deemed not to be, a Lender under the Credit Agreement or the other Loan Documents and all references contained therein relating to same are hereby deleted (and all relevant provisions thereof adjusted accordingly to give effect thereto). In furtherance of the foregoing, the Borrower and the Majority Lenders hereby agree that any reference in the Credit Agreement or the other Loan Documents to the taking of any discretionary action by the Administrative Agent shall, from and after the Effective Date, be modified such that any such action may, if the Administrative Agent so determines, only be taken by the Administrative Agent acting at the written direction of the Majority Lenders (or such other level of

Lender approval as the Administrative Agent determines may be required by the terms of the Credit Agreement or other Loan Document).

18.

Each of the parties hereby agrees that (i) the Successor Agent shall have no liability or responsibility under the Credit Agreement or any Loan Document for any period prior to the Effective Date or for any act or omission of the Borrower, the Original Agent or any of its respective agents prior to the Effective Date, under or in connection with the Credit Agreement or any Loan Document; and (ii) the Original Agent shall have no liability or responsibility under the Credit Agreement or any Loan Document for any period from and at any time following the Effective Date or for any act or omission of the Borrower, the Successor Agent or any of its respective agents, under or in connection with the Credit Agreement or any Loan Document. Each of the parties hereby further acknowledges that the interests of Original Agent to which the Successor Agent shall succeed in accordance with the terms of this Agreement do not include any interests of Barclays (or any of its affiliates) in its capacity as a Lender under the Credit Agreement or a lender under that certain Credit Agreement, dated as of April 12, 2017, among the Borrower, Ultra Petroleum Corp., a Yukon corporation, UP Energy Corporation, a Delaware corporation, the lenders from time to time party thereto, and Bank of Montreal, as administrative agent.

19.	For purposes of this Agreement, the term “Effective Date” means the first date on which all of the following conditions have been satisfied:

a.	each of the parties hereto, including the Lenders constituting the Majority Lenders, shall have executed and delivered this Agreement;

b.

the Original Agent shall have received from the Borrower payment in immediately available funds of the costs, expenses, accrued and unpaid fees and other amounts payable to it as the Original Agent pursuant to the Loan Documents (including reasonable and documented fees and expenses of counsel invoiced in reasonable detail at least one Business Day prior to the Effective Date);

c.

the Successor Agent shall have received that certain Fee Letter, dated as of the Effective Date (the “Successor Agent Fee Letter”), executed and delivered by a duly authorized officer of the Borrower, which Successor Agent Fee Letter shall constitute a “Fee Letter” as defined in the Credit Agreement; and

d.

the Successor Agent shall have received from the Borrower payment in immediately available funds of any amounts due and payable pursuant to the terms of the Successor Agent Fee Letter, and any other amounts due and payable to it as Successor Agent in accordance with the Credit Agreement (as amended by this Agreement).

20.	Notwithstanding the resignation of the Original Agent, the Borrower acknowledges and agrees that the provisions of Article XI, Section 12.03 and Section 12.05 of the Credit

Agreement shall continue in effect for the benefit of the Original Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Original Agent.

21.

On or prior to the Effective Date, the Original Agent shall deliver to the Successor Agent copies of the Loan Documents set forth on Schedule II hereto, together with all exhibits and schedules thereto which are in the possession of the Original Agent.

22.

(i) In the event that, after the Effective Date, the Original Agent receives any principal, interest or other amount owing to any Lender or the Successor Agent under any Loan Document, the Original Agent agrees that such payment shall be held in trust for the Successor Agent, and the Original Agent shall promptly return without setoff or counterclaim such payment to the Successor Agent for payment to the Person entitled thereto.

(ii) In the event that, after the Effective Date, the Successor Agent receives any principal, interest or other amount owing to the Original Agent under any Loan Document, the Successor Agent agrees that such payment shall be held in trust for the Original Agent and the Successor Agent shall promptly return without setoff or counterclaim such payment to the Original Agent.

(iii) On and after the Effective Date, all payments of principal, interest, fees and other Obligations payable by the Borrower or any other Credit Parties under the Loan Documents to the Administrative Agent shall be payable to the Successor Agent as and when such amounts become due and payable pursuant to the Loan Documents.

23.

(i) Unless otherwise specifically provided for, any notice or other communication required or permitted to be given to the Successor Agent under any Loan Document shall be sent to the address below and (ii) the address below shall be deemed to constitute the “Agent’s Office” for all purposes of the Loan Documents:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attn: Ultra Resources Loan Administrator

Email: jrose@wilmingtontrust.com

Fax: (612) 217-5651

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attn: Ronald A. Hewitt

Email: rhewitt@cov.com

Fax: (212) 841-1010

24.

The validity, construction and enforcement of this Agreement shall be governed by the laws of the State of New York without giving effect to principles of conflict of law. The parties submit to the jurisdiction of any state or federal court sitting in the Borough of Manhattan in the city of New York, New York in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of the action or proceeding may be heard and determined in any such court. EACH PARTY HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF.

25.

Release. The Borrower (on behalf of itself and its Affiliates) and its successors, assignees, employees, agents, representatives, officers, directors, shareholders, and trustees (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Original Agent and the Original Agent’s respective successors, and assignees, officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and (collectively hereinafter the “Released Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of cost, penalties, attorney’s fees or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise, whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties solely in their capacities as such under the Loan Documents, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at any time prior to and including the date hereof in any way, directly or indirectly, arising out of, connected with or relating to the Credit Agreement or any other Loan Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and collectively, the “Claims”). Each Releasing Party further stipulates and agrees with respect to all Claims, that it hereby waives any and all provisions, rights, and benefits conferred by Cal. Civ. Code 1542 or any law of any state of the United States or of any foreign jurisdiction, or any principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code 1542, which provides: “a general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor”. This Section 24 shall survive termination of each of this Agreement and each other Loan Document.

26.

The Successor Agent shall be entitled to conclusively rely upon, and neither the Successor Agent nor the Original Agent shall incur any liability for the Successor Agent’s reliance upon, the records, registers and other information supplied to it by the Original Agent, the Borrower or any of their respective Affiliates, and in no event shall the Successor Agent have any liability in respect of the calculations, determinations or distributions made by the Original Agent prior to the effectiveness of this Agreement, nor shall the Successor Agent have any liability after the effectiveness of this Agreement to the extent that any calculation, determination or distribution is made by it based in whole or in part on information supplied to it by the Original Agent, the Borrower or any of their respective Affiliates.

27.

The Borrower and the Lenders party hereto acknowledge and agree that WTNA succeeding to the position of the Administrative Agent has undertaken no analysis or investigation of (i)(A) the Original Agent’s records as to the outstanding principal amount of and any accrued interest payable on the Loans, (B) the name of each Lender, the current contact information of each Lender and the outstanding principal balances of the Loans owing to each such Lender under the Loan Documents, (C) the Loan Documents, or any amendments, supplements, waivers or consents thereto, or (D) whether or not any Event of Default has occurred or is continuing under the Credit Agreement or other Loan Documents, or (ii) the accuracy, sufficiency or completeness of any of the foregoing. WTNA shall be entitled to rely on the fact that, as of the Effective Date, all documents, materials, representations and warranties provided to it pursuant to this Agreement are accurate and complete in all respects, subject to any applicable knowledge or other qualifications set forth in this Agreement.

28.

This Agreement may not be amended or modified except by a written instrument executed by all the parties hereto and shall be binding upon, and inure to the benefit of, the respective successors and assigns of the parties hereto.

29.	This Agreement is a Loan Document for all purposes under the Credit Agreement.

30.

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together consist of but one and the same instrument.

31.	Each of the Schedules attached hereto are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

32.

This Agreement states the entire agreement and supersedes all prior agreements, written or verbal, between the parties hereto with respect to the subject matter hereof. Except as specifically modified by this Agreement, the Credit Agreement and the other Loan Documents are hereby ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

33.

In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provisions to Person or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

34.

The Borrower acknowledges that, in accordance with Section 326 of the USA Patriot Act, WTNA, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with WTNA. The Borrower agrees that it will provide WTNA with such information as it may request in order for it to satisfy the requirements of the USA Patriot Act.

[REMAINDER OF THE PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ULTRA RESOURCES, INC., as Borrower,

By:	/s/ David W. Honeyfield
Name:	David W. Honeyfield
Title:	Senior Vice President and Chief Financial Officer

BARCLAYS BANK PLC, as Original Agent,

By:	/s/ Robert Walsh
Name:	Robert Walsh
Title:	Authorized Signatory

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Successor Agent,

By:	/s/ Jeffery Rose
Name:	Jeffery Rose
Title:	Vice President

[SIGNATURE PAGE TO INSTRUMENT OF RESIGNATION, SUCCESSION AND AMENDMENT]

LENDERS:

[Lender Signature Pages are on file with the Company]

[SIGNATURE PAGE TO INSTRUMENT OF RESIGNATION AND SUCCESSION]

SCHEDULE I

LENDER POSITIONS

[On file with the Company]

Schedule I

SCHEDULE II

MATERIAL LOAN DOCUMENTS

1.	Senior Secured Term Loan Agreement, dated as of April 12, 2017

2.	First Amendment to Senior Secured Term Loan Agreement, dated as of December 21, 2018

3.	Collateral Agency Agreement, dated as of April 12, 2017

4.	First Lien/Second Lien Intercreditor Agreement, dated as of December 21, 2018

5.	Guaranty and Collateral Agreement, dated as of April 12, 2017

6.	Amended and Restated Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement, dated as of December 21, 2018 (Wyoming)

7.	Deposit Account Control Agreement, dated as of June 6, 2017